Exhibit 10.2

PROMOTIONS AGREEMENT

        This Promotions Agreement (this "Agreement") is entered into as of April 10, 2002 (the "Effective Date") by and between eBay Inc., a Delaware corporation ("eBay"), with its principal place of business located at 2145 Hamilton Avenue, San Jose, CA 95125, and FairMarket, Inc., a Delaware corporation ("FairMarket"), with its principal place of business located at 500 Unicorn Park Drive, Woburn, MA 01801 (the "parties").

RECITALS

        WHEREAS, FairMarket develops, hosts and maintains private label commerce web sites for third parties that enable such third parties to allow their consumers/franchisees based in the United States to participate in customized loyalty programs featuring auctions or other purchase methods utilizing non-monetary reward units (e.g., points) as the currency rather than dollars as further described in the FairMarket Points Promotion Site Product Features document, a copy of the current version of which has been delivered to and acknowledged by eBay in writing (the "Features Document") and is hereby incorporated by reference (the "FairMarket Service").

        WHEREAS, eBay maintains [*] for the purpose of promoting Loyalty Programs (defined below) and engages in Advertising activities (the "eBay Services").

[*]
indicates material for which confidential treatment has been requested under Rule 24b-2 under the Securities Exchange Act of 1934.

        WHEREAS, eBay and FairMarket desire to enter into this Agreement to provide for the marketing by eBay to Customers (defined below) of Loyalty Programs involving the FairMarket Service and are simultaneously entering into a Master Promotion Site Agreement (the "Master Promotion Site Agreement") to set forth certain of the terms on which FairMarket would, on a Customer-by-Customer basis, develop, host and maintain customized promotion site(s) on behalf of eBay for Customers, pursuant to separate written addenda to the Master Promotion Site Agreement between eBay and FairMarket which will define the services and specify the details for each such promotion spite (each, a "Promotion Site Addendum"), which Promotion Sites will be promoted by eBay.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS

        Advertising:    the advertising and sponsorship activities, including but not limited to online advertising (banners/widgets) or off-line advertising (TV or print), undertaken by eBay or a Customer pursuant to a written agreement between eBay and such Customer, excluding promotional activities of the nature of the features described in the Features Document.

        Promotion Site(s):    the websites developed, hosted and maintained by FairMarket at the request of eBay for a Customer pursuant to the Master Promotion Site Agreement; each such site will be composed of the FairMarket Service features and any additional specifications set forth in the applicable Promotion Site Addendum.

        FairMarket Network:    the network of private label Internet sites developed, hosted and maintained by FairMarket on FairMarket's operating platform in the United States and directed primarily at residents of the United States.

        Customers:    third parties who contract with eBay or may contract with eBay for the creation or provision of a Loyalty Program, excluding any third party that is or was a party to any written contract with FairMarket or any of its subsidiaries on or at any time prior to the date hereof ("Excluded FairMarket Customers").

        eBay Proprietary Promotional Program(s):    promotional programs (including but not limited to sweepstakes, contests, gifts with monetary purchase, free offers, rebates, coupons and/or (following the end of the period specified in Section 2.1(c)) eBay points/buck/bank) that (i) are primarily designed to encourage user acquisition, trial, retention or loyalty of the eBay website located at the URL www.ebay.com and active participation on such eBay website by registered eBay users of such eBay website and (ii) are conducted primarily on such eBay website.

        Loyalty Program:    a reward-based promotional program that: (i) is offered (in whole or in part) through a web site; (ii) is not solely Advertising-based; (iii) is designed to encourage consumers to sign up for, maintain use of, or reuse a Customer's product or service, via a reward of real or perceived value that may be offered on a consistent or random basis; and (iv) is directed primarily at residents of the United States.

2.    COLLABORATION TO OFFER LOYALTY PROGRAMS

        2.1    Promotion; Exclusivity.

  (a)
  For the period beginning on the Effective Date and ending on October 1, 2003:

  (i)
  eBay will not, directly or through any of its subsidiaries or affiliates or any third party, utilize the services of any party other than FairMarket to develop, host or maintain all or any portion of a web site that provides a Loyalty Program or enter into any agreement to do so.

  (ii)
  FairMarket will not (except pursuant to this Agreement or any other written agreement between FairMarket and eBay), directly or through any of its subsidiaries or affiliates or any third party, develop, host or maintain all or any portion of a web site that provides a Loyalty Program or enter into any agreement to do so.

          The aforementioned exclusivity does not apply to: (A) Loyalty Programs offered or provided by either party pursuant to any written contracts in effect on the date hereof; (B) Loyalty Programs offered or provided by FairMarket or any of its subsidiaries to any Excluded FairMarket Customer; (C) promotional programs offered or provided by either party that solely feature one or more of the following: sweepstakes, contests, rebates, coupons, gift certificates, or gifts with monetary purchase; or (D) eBay Proprietary Promotional Programs.

  (b)
  During the term of this Agreement, eBay will not contact or solicit, directly or indirectly, any Excluded FairMarket Customer with respect to services involving a Loyalty Program unless otherwise mutually agreed upon by the parties in writing.

  (c)
  In addition, eBay will not commence internal development of or license or otherwise acquire (other than as a result of an equity investment made by eBay in a third party after the Effective Date) any technology offering similar to the FairMarket Service or relating directly or indirectly to Loyalty Programs for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date; provided however, in the event eBay acquires an equity interest in any company that has a technology offering similar to the FairMarket Service nothing herein shall prohibit eBay from holding and maintaining such interest or any assets of such entity, so long as during the period of exclusivity, eBay does not (i) actively market such technology to Customers or potential Customers or (ii) in the case of an equity investment that constitutes a majority voting interest in such company, does not enter into, and does not permit such company or any of its subsidiaries to enter into, after the acquisition of such interest, any agreement to provide such technology offering to Customers or potential Customers.

  (d)
  If a Customer with respect to which there is a Promotion Site Addendum in effect desires to extend such Customer's Loyalty Program to residents of a country outside the United States, then eBay and FairMarket will negotiate in good faith with one another and with such Customer regarding an extension of such Promotion Site Addendum to provide for the extension of such Loyalty Program to such additional country utilizing the FairMarket Service. If a potential Customer desires to implement a loyalty program of the nature of the Loyalty Programs but directed at residents of another country in addition to residents of the United States, then eBay and FairMarket will negotiate in good faith with one another and with such potential Customer to utilize the FairMarket Service in connection with such loyalty program. Without limiting the generality of the foregoing, in each such case eBay and FairMarket agree to negotiate with one another in good faith to determine the fees (of the nature covered by Sections 2.5(b), 3.1(a) and 3.2) that would apply to the provision of the FairMarket Service in each such country.

        2.2    Promotional Activities.    The parties agree as follows:

  (a)
  eBay agrees to market and promote Loyalty Programs based on the FairMarket Service to Customers during the term of this Agreement in accordance with the terms of this Agreement.

  (b)
  eBay will lead all sales and marketing efforts involving Loyalty Programs and will directly contract with Customers to provide the Loyalty Program(s). FairMarket will act as the third-party service provider charged with (i) developing, hosting and maintaining each Promotion Site and implementing certain aspects of the Loyalty Program(s) as more particularly described in the Master Promotion Site Agreement and the applicable Promotion Site Addendum, and (ii) providing certain additional implementation, customization, creative and other services as are mutually agreed upon by the parties (the services described in this clause (ii) being referred to as "Professional Services"). FairMarket agrees to cooperate with eBay in scheduling and presenting to potential Customers presentations regarding the portion of Loyalty Programs involving the FairMarket Service. eBay will use commercially reasonable efforts to include FairMarket in any such presentation to a potential Customer which significantly relates to the FairMarket Service (insofar as the same relates to the FairMarket Service). The parties agree that FairMarket may attend the actual meetings; provided however, FairMarket shall be responsible for its own travel expenses related to such meetings.

  (c)
  The parties agree to work together in good faith to create and implement mutually agreeable marketing and sales strategies, including budget estimates, as promptly as practicable following the execution of this Agreement to leverage the relationship created by this Agreement. The parties will develop mutually acceptable marketing and sales presentations to Customers and other sales and marketing collateral regarding the Loyalty Programs with respect to the FairMarket Service.

  (c)
  eBay will use commercially reasonable efforts to keep FairMarket informed of eBay's planned Customer acquisition efforts, any projected revenue targets and the status of discussions and negotiations with potential Customers.

  (d)
  Each party will designate an individual manager within their organization who will be responsible for the coordination of sales activities such as meetings, lead generation, target account planning and sales training as well as the resolution of operational issues. Initially, FairMarket shall designate two (2) sales employees to assist eBay in marketing Loyalty Programs involving the FairMarket Service and eBay shall designate four (4) sales employees to marketing Loyalty Programs involving the FairMarket Service. For the avoidance of doubt, each party's designated employees will not be dedicated solely to the sale and marketing of the Loyalty Program or the FairMarket Service.

  (f)
  On a quarterly basis, the parties will meet to discuss the progress of the relationship, to consider suggestions to maximize its revenue potential, to review the matters specified in Section 3.4, to identify and discuss new features and functions that could enhance the Loyalty Programs or the promotion thereof, and to review the staffing levels specified in Section 2.2(d).

  (g)
  Upon eBay's prior written approval (which may be by email), which may be withheld in eBay's sole discretion, FairMarket may at its sole discretion promote eBay on its main web site in a form and manner mutually agreed to by the parties.

        2.3    Customer Acquisition; Management of Customer Relationship.    The parties agree that all communication with potential Customers regarding Loyalty Programs will occur via or in conjunction with eBay, it being understood that during the negotiation process and the course of any implementation activities that occur prior to the signing of a contract, Customers may independently contact FairMarket and/or that Customers and FairMarket may need to interact directly in connection with implementation and similar matters and that such communications will not be deemed to be a violation of this Section 2.3. FairMarket shall not independently contact or solicit potential Customers for Loyalty Programs without eBay's prior consent. Once a Customer executes a contract for a Loyalty Program, as between the parties, eBay will serve as the Customer's primary contact with respect to the Loyalty Program; provided, however, FairMarket will have the ability to directly interact with the Customer in the course of providing the FairMarket Service. Each of eBay and FairMarket will keep the other reasonably informed of any significant issues raised during their interactions with Customers.

        2.4    No Obligation to Contract.    eBay shall have no obligation to enter into a contractual relationship with any potential Customer, and neither eBay nor FairMarket shall have any obligation to enter into a contractual relationship with each other with respect to any given potential Customer; provided however, that:

  (a)
  (i) if eBay determines in its sole discretion not to enter into a contract with a potential Customer, eBay will, with reasonable promptness, notify FairMarket of such determination in writing, and FairMarket may thereafter contact and contract with such potential Customer without restriction under this Agreement; provided however, any revenue related to such agreement shall count towards the revenue targets set forth in Section 3.4; and

    (ii)    if a potential Customer desires to enter into a contract with FairMarket for the provision of the FairMarket Service but does not desire to enter into a contract with eBay and so notifies eBay directly (either verbally or in writing), then, subject to the prior written consent of eBay (which shall not be unreasonably withheld), FairMarket may thereafter contact and contract with such potential Customer without restriction under this Agreement; provided however, any revenue related to such agreement shall count towards the revenue targets set forth in Section 3.4; and provided further that the following conditions shall have been satisfied: (A) eBay shall have had a reasonable opportunity to hold direct discussions with such Customer in conjunction with FairMarket concerning the Loyalty Program; (B) the fees charged by FairMarket to such Customer with respect to the provision of the FairMarket Service to such Customer are within the parameters of the FairMarket fees contemplated by this Agreement; (C) the provision of the FairMarket Service to such Customer would not constitute a violation of the terms of any preexisting written agreement between eBay and an unaffiliated third party if FairMarket were a party to such agreement, (D) such agreement between FairMarket and Customer will not contain any restrictions such as exclusivity which would prevent FairMarket from licensing the FairMarket Services or FairMarket Technology to

    Customers eBay may contract with in the future; (E) such Customers will not be considered Excluded FairMarket Customers; and (F) FairMarket will disclose the terms of the such agreements to eBay to ensure compliance with the above restrictions.

  (b)
  Subject to the terms of the Letter Agreement (as defined in Section 11.9), FairMarket agrees to enter into an agreement with eBay for the provision of the FairMarket Service to a Customer pursuant to a Promotion Site Addendum if all of the following conditions are satisfied: (i) FairMarket and eBay mutually agree on the matters described in Section 2.5(b); (ii) the Hosting/Maintenance Fee for such Customer is within the ranges set forth in Exhibit A (based on the range factors applicable to such Customer); (iii) the terms and conditions proposed by eBay for the provision of the FairMarket Service are otherwise in accordance with Section 2.5(b) and Section 3 of this Agreement and with the Master Promotion Site Agreement (including the form of Promotion Site Addendum attached thereto); (iv) such Customer is not a competitor of FairMarket; (v) the creditworthiness of such Customer is reasonably satisfactory; (vi) entering into an agreement with such Customer would not violate a contractual restriction to which FairMarket or any of its subsidiaries is a party; (vii) such Customer is not engaged, directly or indirectly, in any business involving, and does not sponsor, pornography, weapons, drugs or racially or politically offensive products or services; and (viii) the provision of the FairMarket Service to such Customer would not require FairMarket to comply with, and would not subject FairMarket to, any area of law or regulation to which FairMarket is not then subject.

  provided further, in any event under (b) above, the parties agree to use good faith and commercially reasonable efforts to agree upon the terms under which a Promotion Site would be provided to a potential Customer. Further, the parties are not authorized to sign any contracts for the other or to enter into any agreement that obligates the other to perform any act.

        2.5    Technical Responsibilities.    (a) FairMarket shall be responsible for providing the FairMarket Service (including but not limited to any software, hardware or middleware utilized by FairMarket in providing the FairMarket Service). FairMarket shall provide the FairMarket Service in accordance with the service level agreement set forth in Section 4.2 ("Certain Operational Provisions"). The parties agree to work in good faith with one another regarding the provision of the FairMarket Service pursuant to the Master Promotion Site Agreement, including without limitation in negotiating the terms of each Promotion Site Addendum. FairMarket shall be responsible for the initial implementation of a Promotion Site as provided in Section 2.2(b).

  (b)
  The features to be included in the initial implementation of a Promotion Site will be as mutually agreed by the parties and set forth in the applicable Promotion Site Addendum. For the initial implementation of a Promotion Site that only involves the implementation of standard features included in the FairMarket Service, FairMarket will provide up to the applicable number of hours of such implementation services determined in accordance with Exhibit A (the "Standard Implementation Hours") without charge. For any implementation services over and above Standard Implementation Hours, FairMarket and eBay will mutually agree upon an implementation fee for the Promotion Site in question based on (i) the implementation services requested by the Customer and mutually agreed to by the parties, (ii) FairMarket's good faith estimate of the number of hours reasonably necessary to perform such services and (iii) FairMarket's professional services fee rate of $[*]/hour, with the exact amount of such implementation fee to be set forth in the applicable Promotion Site Addendum. It is agreed that FairMarket shall not be required to perform any implementation services beyond the Standard Implementation Hours until FairMarket has received payment of the applicable implementation fee.

  (c)
  In the event (a) eBay or a Customer pay Professional Services Fees for the addition of any feature or function to the FairMarket Technology or FairMarket Service and (b) the FairMarket Technology or the FairMarket Service is modified to incorporate such modification as either a standard feature or a standard optional feature of the FairMarket Service (as determined by FairMarket) without extra implementation hours required, then such feature or function will be deemed incorporated into the Features Document and become part of the services offered therein at no additional cost (beyond the guidelines in Exhibit A) to eBay or Customers. For avoidance of doubt, FairMarket will notify eBay in writing as to those features that become a standard (or standard optional) feature of the FairMarket Service.

3.    FINANCIAL RELATIONSHIP

        3.1    Revenue Share.

  (a)
  Unless otherwise stated in a particular Promotion Site Addendum, in consideration of FairMarket's provision of the FairMarket Service, FairMarket's Standard Implementation Hours and FairMarket's hosting and maintenance of each Promotion Site in accordance with the applicable Promotion Site Addendum, eBay will pay FairMarket [*]% of the total compensation received by eBay from the applicable Customer that is related to the Promotion Site ("Hosting/Maintenance Fee"); provided however, such amount shall not include any amounts paid or payable by such Customer to eBay solely for Advertising or other services provided by eBay to such Customer (e.g. end-user customer service) provided that such other services (i) are not part of the FairMarket Service and (ii) are not to be provided to such Customer by FairMarket pursuant to the applicable Promotion Site Addendum.

  Set forth in Exhibit A are the ranges of fees that would be reasonably acceptable to FairMarket as payment by eBay (pursuant to a Promotion Site Addendum) for FairMarket's hosting and maintenance services for a Promotion Site based on variable factors such as anticipated number of registered users, anticipated number of page views, anticipated number of promotion codes and number of account management/client support services hours per month. Such ranges are intended to serve as a guideline to enable eBay to negotiate fees for its Loyalty Program services (including the fees relating to the FairMarket Service) with potential Customers. The exact amounts to be paid to FairMarket for the Hosting/Maintenance Fee for each Promotion Site will be set forth in the applicable Promotion Site Addendum.

  (b)
  FairMarket will invoice eBay monthly in advance for the Hosting/Maintenance Fee for each Promotion Site, each of which invoices will be payable by eBay within sixty (60) days of delivery of such invoice, provided that eBay has received the payment from the applicable Customer, provided further that if eBay has not made such payment within ninety (90) days following the delivery of such invoice by FairMarket (regardless of whether eBay has received payment from the respective Customer), then FairMarket will have the right to terminate the applicable Promotion Site Addendum upon ten (10) days written notice to eBay delivered at any time during the thirty (30) day period following the end of such 90-day period and the terms of this Agreement (other than Section 2.1(a)(i)) shall no longer apply to such Customer.

  (c)
  eBay will provide FairMarket with a copy of the termination and payment provisions and other provisions that may directly impact FairMarket as eBay may determine in its reasonable discretion of each of its Customer Contracts, redacted to exclude those portions that do not relate to the FairMarket Service, promptly upon execution thereof.

  (d)
  During the Term of this Agreement, no more frequently than once per year, a mutually agreed upon independent auditing professional may, upon not less than ten (10) days' written notice to eBay, inspect the Customer Contracts to verify eBay's payments to FairMarket under Section 2.5(b) and Section 3. Any such inspection shall be conducted during normal business hours and in a manner that does not unreasonably interfere with eBay's regular business activities. The auditing professional shall enter into a confidentiality agreement in the form reasonably specified by eBay, and shall not disclose any of the records of eBay to FairMarket. eBay shall make any overdue payments disclosed by the audit; in the event of any overpayment, FairMarket shall refund all overpaid amounts to eBay. Such inspection shall be at FairMarket's expense; provided, however, if the audit reveals overdue payments in excess of ten percent (10%) of the payments owed to date, eBay shall immediately pay the cost of such audit, plus any unpaid amounts due to FairMarket.

        3.2    Professional Service Fees.    With respect to any Professional Services (i.e., beyond the initial implementation services contemplated by Section 2.5(b)) that the parties mutually agree will be provided by FairMarket for a Promotion Site, FairMarket's fee for such Professional Services will be at the rate of $[*]/hour. No Professional Services will be provided by FairMarket without the prior written agreement of eBay as to the estimated expense, scope, deliverables, timing and work effort of such services, and FairMarket shall be entitled to recover reasonable pre-approved travel, lodging and other incidental costs incurred in the provision of Professional Services in accordance with eBay's standard travel policies. The fee for such Professional Services will be payable upon execution of such written agreement. It is agreed that FairMarket shall not be required to perform any such Professional Services until FairMarket has received payment of the applicable Professional Services fee.

        3.3    Other Services.    If the parties agree that FairMarket will perform other services in connection with a given Promotion Site (e.g., end-user customer service), the fees for such services will be as mutually agreed by the parties and set forth in the applicable Promotion Site Addendum.

        3.4    Revenue Targets.    As promptly as practicable following the execution by the parties of this Agreement, eBay will develop in good faith and deliver to FairMarket Loyalty Program estimated revenue targets that, if achieved, would yield recognized revenue to FairMarket of at least $[*] during the first twelve (12) months of this Agreement, giving effect to the revenue generated by the commerce services agreement entered into between eBay and FairMarket on February 18, 2002 (the "FairMarket Revenue Target"). As promptly as practicable following the Effective Date, FairMarket will deliver to eBay a draft sales pipeline and sales plan and the parties will work together to develop a final initial sales pipeline and sales plan within thirty (30) days of the Effective Date. The parties will meet quarterly to review eBay's revenue targets and to monitor performance against the FairMarket Revenue Target. The parties agree that the eBay and FairMarket revenue targets are in themselves goals, and failure to reach the FairMarket Revenue Target is not in itself a breach of this Agreement and does not give rise to any liability on the part of either party. If the FairMarket Revenue Target is not achieved, then either party will have the right to terminate Section 2.1(a) upon ten (10) days prior written notice to the other party delivered within thirty (30) days of the 12-month anniversary of the Effective Date.

4.    CERTAIN OPERATIONAL PROVISIONS

        4.1  eBay acknowledges and agrees that FairMarket shall not be primarily responsible for complying with applicable laws relating to the design, operation and fulfillment of a Customer's Loyalty Program (including but not limited to federal and state laws relating to sweepstakes and lotteries) and shall not be liable for any failure to do so; provided, however, FairMarket shall assist eBay (or the Customer), at its reasonable instruction, to comply with such laws, including modifying the applicable Promotion Site and the FairMarket Service, in each case as mutually and reasonably agreed by FairMarket and eBay in writing, subject to any applicable mutually agreed upon Professional Services fees and other related provisions of the applicable Promotion Site Addendum.

        4.2  FairMarket warrants that the FairMarket Service will be provided by FairMarket on a 7 day per week, 24 hour per day basis and (excluding (a) scheduled maintenance time as defined below, (b) the effect of any action taken by eBay, any Customer or any of their respective customers, suppliers or agents and (c) the effect of any software, hardware or service provided by eBay, any Customer or any of their respective customers, suppliers or agents) each Promotion Site and the FairMarket Service will be available for a minimum of [*]% of the total time available measured at the end of each full calendar month during the Term of this Agreement. If either a Promotion Site or the FairMarket Service is available (subject to the exclusions described above) less than [*]% during each of three (3) consecutive calendar months during the Term (a "Measurement Period"), eBay may at its option: (i) receive a credit against future amounts payable equal to [*]; or (ii) terminate this Agreement at anytime during the thirty (30) day period following end of such Measurement Period, upon thirty (30) days written notice to FairMarket; provided however, termination of this Agreement shall not affect any Promotion Site Addenda to the Master Promotion Site Agreement then in effect. Notwithstanding any provision of this Agreement to the contrary, the remedies expressly set forth in this paragraph shall be the exclusive remedies available to eBay under this Agreement in respect of any claims, damages, liabilities and costs arising out of or resulting from any failure of any Promotion Site or the FairMarket Service to meet the performance standards set forth in this paragraph; provided however, nothing herein shall supercede any remedies available to eBay in respect of such failure pursuant to the terms of the Master Promotion Site Agreement or any applicable Promotion Site Addendum.

FairMarket shall be entitled to perform scheduled maintenance on the FairMarket Service, provided (a) eBay will receive at least 72 hours prior written notice of the date, time and expected duration thereof and (b) such maintenance will (i) not be performed more than twice per calendar month, (ii) not exceed eight (8) hours in total per calendar month and (iii) where possible, be conducted at times likely to cause the least amount of disruption to the operation of the FairMarket Network.

        4.3  (a) Except following a Triggering Event and subject to the provisions of Section 10, eBay shall not access, copy, download, install, adapt, reverse engineer, publicly display or perform or in any way alter or use the programs or technology underlying any Promotion Site or the FairMarket Service (including the FairMarket Technology) for any purpose, including without limitation for purposes of interoperability. Neither party shall attempt to access any restricted areas of the other's website or service or any site that such party knows is hosted by the other or utilize any website or service of the other except as permitted under, and in any manner other than that for which it was intended under, this Agreement or any other written agreement between the parties. (b) Neither FairMarket nor eBay shall, and shall not authorize or encourage any third party to, employ any robot, spider, data miner, wanderer, crawler or other automatic device or manual process to copy or monitor any eBay website, any Promotion Site or any other site such party knows is hosted by the other.

        4.4  With respect to each Promotion Site, the parties agree to negotiate in good faith regarding the Promotion Site Addendum that will set forth the specifics of the implementation of, and the monthly services to be provided by FairMarket with respect to, such Promotion Site. eBay agrees that it will not, without the prior agreement of FairMarket, offer any Customer or agree with any Customer to any terms in relation to the FairMarket Service that differ in any significant way from the terms set forth in Section 2.5(b) or Section 3 hereof or in the Master Promotion Site Agreement; provided however, the parties agree to use commercially reasonable efforts to agree with one another with respect to any reasonable request of a Customer regarding the implementation and operation of a Promotion Site, subject to the payment and other applicable provisions of the Master Promotion Site Agreement and the applicable Promotion Site Addendum.

        4.5  FairMarket shall employ commercially reasonable procedures and safeguards as standard in the industry to maintain the security of data residing in all Promotion Site databases on FairMarket servers, provided that FairMarket shall not be required to employ anything other than commercial, off-the-shelf software (COTS).

5.    TERM AND TERMINATION

        5.1  The term of this Agreement (the "Term") shall commence on the Effective Date and end on October 1, 2003.

        5.2  Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party if the other party breaches any of its obligations under Sections 2.1(a), (b) or (c) and such breach remains uncured for thirty (30) days following the receipt by such party of such written notice, which notice shall specify the nature of the breach. Either party may terminate this Agreement upon sixty (60) days prior written notice to the other party if the other party (a) breaches any other material obligation hereunder and such breach remains uncured for sixty (60) days following the receipt by such party of such written notice, which notice shall specify the nature of the breach, (b) ceases doing business or experiences a Bankruptcy Event or Adverse Financial Event (defined in Section 10 ("[*]")). Notwithstanding the foregoing: (i) the parties may mutually agree to terminate this Agreement in writing; and (ii) eBay shall additionally have the right to terminate this Agreement as set forth in Section 4.2 ("Certain Operational Provisions") or Section 11.2 ("Assignment; Change of Control").

        5.3  Upon the effective termination date of this Agreement, each party will return to the other or, at the other's written request, destroy and certify in writing to the destruction of, all intellectual property and confidential information belonging to the other, subject to the terms of the Master Promotion Site Agreement and any Promotion Site Addendum then in effect.

        5.4  The provisions of Section 4.3 ("Certain Operational Provisions"), Section 5.3, Sections 6.5 and 6.7 ("Intellectual Property Ownership and License"), Section 7 ("Confidentiality"), Section 8 ("Warranty and Indemnity"), Section 9 ("Limitation of Liability"), Section 10 ("[*]") and Section 11 ("General") shall survive the termination of this Agreement.

6.    INTELLECTUAL PROPERTY OWNERSHIP AND LICENSES

        6.1    Content Licenses.    During the term of this Agreement, subject to the terms and conditions hereof, each party ("Licensing Party") hereby grants to the other party a limited, non-exclusive, non-transferable right and license (with no right to sublicense) to use, reproduce, distribute, modify (only as necessary to promote the Licensing Party's Services), publicly perform and publicly display (in digital or analog formats) the Licensing Party's Content for the purposes of promoting the Licensing Party's Services. As used herein, "Content" means any promotional content or information in any medium provided by or on behalf of the Licensing Party to the other for the other's use in promoting the Licensing Party's Services, provided that the term "Content" does not include Marks, FairMarket Technology or eBay Technology.

FairMarket will not provide any FairMarket Content to eBay and eBay will not provide any eBay Content to FairMarket pursuant to this Agreement that: (i) infringes any third party's U.S. copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (ii) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (iii) is obscene, harmful to minors or child pornographic; (iv) contains any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information; or (v) is misleading or inaccurate in any material respect.

        6.2    License to Marks.    During the term of this Agreement, subject to the terms and conditions hereof, each party grants to the other party a limited, non-exclusive, non-transferable right and license (with no right to sublicense) to display such Licensing Party's Marks or other commercial or product designations solely for the purposes expressly set forth in Section 2 of this Agreement, which include, but are not limited to, the display and use of the Marks in sales and marketing collateral and presentations and on the parties' respective websites, provided, however, that the form and substance of the proposed use of the Licensing Party's Marks by the other party shall be subject to the Licensing Party's prior review and written consent (including by email). "Marks" means a Licensing Party's corporate or trade names, domain names, trademarks, service marks, logos, trade dress and tag lines and the like in the form provided by the Licensing Party to the other for use under this Agreement; provided, however, that the Licensing Party, from time to time, may change the appearance and/or style of its Marks.

        6.3    Use.    Each party agrees: (a) to comply with all quality control standards and trademark usage guidelines for Marks and Content that the Licensing Party may promulgate from time to time which are communicated to the other party in writing; (b) that use of the Licensing Party's Marks and Content shall be in accordance with Licensing Party's reasonable policies regarding advertising and trademark usage, as shall be established or changed from time to time, in the Licensing Party's sole discretion; (c) that all use of the Licensing Party's Marks, and all goodwill associated therewith, shall inure to the benefit of the Licensing Party; (d) not to register or attempt to register, directly or indirectly, any of the Licensing Party's Marks or any confusingly similar mark anywhere in the world or take any other action inconsistent with the Licensing Party's ownership of the Marks; (e) not to use the Licensing Party's Marks in any manner that tarnishes, blurs or dilutes the quality associated with the Licensing Party's Marks or the associated goodwill or otherwise unfavorably reflects upon the Licensing Party; and (f) not to contest anywhere in the world the use or authorization by the Licensing Party of any the Licensing Party's Marks or any application or registration therefor, whether during or after the term of this Agreement. If either party modifies its Marks and requests the other party to modify accordingly such Marks as in use by the other party, the other party will modify such items as soon as commercially practicable. The licensee will not form any combination marks with the Licensing Party's Marks. The Licensing Party shall have a reasonable opportunity to review and must approve in writing all of materials of the other incorporating the Licensing Party's Marks and Content in advance of their use.

        6.4    Mark Ownership Identification.    All (a) FairMarket materials bearing eBay Marks shall carry the following notice: "eBay and the eBay logo are trademarks of eBay Inc." and (b) eBay materials bearing FairMarket Marks shall carry the following notice: "FairMarket is a registered service mark, and the FairMarket logo is a service mark, of FairMarket, Inc.", or such similar notice as a party may designate from time to time in writing to the other party.

        6.5    Ownership of Intellectual Property.    FairMarket retains all right, title and ownership in and to the FairMarket Marks, the FairMarket Content, the FairMarket Service, the FairMarket Technology and any technology developed by FairMarket pursuant to or in connection with this Agreement and the transactions contemplated hereby, including without limitation any modifications or improvements thereto. "FairMarket Technology" means all technology, inventions, ideas, know-how, expertise, trade secrets, software, copyrights, patents, trademarks and other intellectual property rights developed by or for FairMarket or its suppliers and used in conjunction with the FairMarket Service (but excluding eBay Technology). eBay shall not attempt to access, copy, download, install, adapt, reverse engineer, or in any way alter or use the programs or technology underlying the FairMarket Service for any purpose.

eBay retains all right, title and ownership in and to the eBay Marks, the eBay Content, the eBay Services, the eBay website, the eBay Technology and any technology developed by eBay, without participation by FairMarket and without reference to or use of Confidential Information of FairMarket, pursuant to or in connection with this Agreement and the transactions contemplated hereby, including without limitation any modifications or improvements thereto. "eBay Technology" means all technology, inventions, ideas, know-how, expertise, trade secrets, software, copyrights, patents, trademarks and other intellectual property rights developed by or for eBay or its suppliers (other than FairMarket) and used in conjunction with the eBay Services (but excluding the FairMarket Technology). FairMarket shall not attempt to access, copy, download, install, adapt, reverse engineer, or in any way alter or use the programs or technology underlying the eBay Services for any purpose (except pursuant to the Master Promotion Site Agreement or any other written agreement between the parties).

        6.6    No Implied Licenses.    There are no implied licenses under this Agreement, and any rights not expressly granted to a licensee hereunder are reserved by the Licensing Party or its suppliers. Neither party will exceed the scope of the licenses granted hereunder.

        6.7    Termination of Licenses.    Except to the extent otherwise provided in Section 10.4, upon the termination of this Agreement the licenses granted herein shall terminate and each party shall cease using the Marks and Content of the other, except to the extent that a third party without a license or other permission would be permitted to use the same under applicable law.

7.    CONFIDENTIALITY

        7.1  As used herein, "Confidential Information" means information about the disclosing party's or its affiliates', customers' or suppliers' (including Customers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary," and information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential. The terms of this Agreement shall be deemed to be the Confidential Information of each party. Confidential Information shall not include information that (a) is in or enters the public domain without breach of this Agreement, (b) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (c) the receiving party knew prior to receiving such information from the disclosing party or develops independently without use of or reference to Confidential Information of the disclosing party. Nothing in this Agreement shall be construed to prohibit FairMarket from disclosing information of a Customer to such Customer.

        7.2  Each party agrees that it shall (a) not disclose to any third party or use any Confidential Information disclosed to it by the other or by any Customer, and FairMarket agrees that it shall not disclose the terms of this Agreement to any Customer, except as permitted in this Agreement, the Master Promotion Site Agreement or the applicable Promotion Site Addendum and (b) take all reasonable measures to maintain the confidentiality of all Confidential Information of the other in its possession or control, but no less than the measures it uses to maintain the confidentiality of its own information of similar importance; provided, each party may disclose Confidential Information (i) to the extent required by a court or other governmental authority or applicable law or the rules and regulations of the Securities and Exchange Commission (the "SEC") or the applicable rules of any stock exchange or the Nasdaq Stock Market, provided the receiving party first gives the disclosing party reasonable notice of such requirement, provides reasonable cooperation to the disclosing party in its efforts to lawfully limit disclosure and gives the disclosing party the opportunity to defend and/or attempt to limit such disclosure, all at the sole cost and expense of the disclosing party, provided that a party may, without the prior consent of the other party, issue a public statement as may be required by law, the rules and regulations of the SEC or the applicable rules of any stock exchange or the Nasdaq Stock Market if it has used its reasonable best efforts to consult with the other party at least 48 hours prior to issuing such public statement and to obtain such party's prior written consent (which may be by email), but has been unable to do so in a timely manner, and (ii) to its legal counsel and accountants and on a "need-to-know" basis under an obligation of confidentiality to its banks and other financing sources and their advisors. eBay acknowledges that FairMarket will be legally required to publicly announce the existence and certain terms of this Agreement in FairMarket's Form 10-K (and may be required to announce the same earlier under the rules of the SEC or the Nasdaq National Market, including without limitation in order to open or keep open its trading window) and that FairMarket may be required to file this Agreement as an exhibit to, or otherwise describe this Agreement in, a report filed by it under the Securities Exchange Act of 1934, as amended, in accordance with the rules and regulations under such Act (or, if applicable, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder) or the rules of the Nasdaq National Market. eBay hereby consents (i) to a public statement provided that FairMarket notifies eBay's legal counsel at least 48 hours in advance of such statement, limits the statement to those items required by law (except as otherwise mutually and reasonably agreed to by the parties) and provides eBay with a reasonable opportunity to review and reasonably modify the text of such statement regarding the existence and terms of this Agreement and (ii) to any such filing or description of this Agreement in any such report. FairMarket hereby consents that, if it is required to file this Agreement with the SEC, it will request confidential treatment for portions of the Agreement pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

8.    WARRANTY AND INDEMNITY

        8.1  Each party represents and warrants to the other that (a) it has full power and authority to enter into this Agreement and to grant the licenses provided herein and (b) this Agreement has been duly authorized, executed and delivered by such party.

        8.2  Each party will indemnify the other against any and all claims, losses, liabilities, costs and expenses, including reasonable attorneys' fees (collectively, "Claims") which the other may incur as a result of any third party actions arising from or relating to: (a) a breach of a party's representations, warranties or covenants contained in this Agreement; or (b) infringement by any of the indemnifying party's Marks or Content of a U.S. patent, copyright, trademark or other intellectual property right of a third party or misappropriation of any third party trade secret, except where such Mark or Content has been modified without authorization, and such modification is the basis of the Claim; such indemnification will be the indemnifying party's sole and exclusive obligation and the indemnified party's sole and exclusive remedy as a result of any third party actions arising from the matters described herein. In addition, FairMarket agrees to indemnify, defend and hold eBay harmless in the event of any third party Claim that the FairMarket Service or the FairMarket Technology infringes the intellectual property rights of any third party, including but not limited to patent, copyright, or trademark, except for Claims under the Commerce Services Agreement dated as of February 28, 2002 between the parties with respect to the BKRewards site, which shall continue to be governed by the terms of that agreement.

        8.3  A party seeking indemnification under Section 8.2 shall promptly notify the other party in writing of any and all such claims and shall reasonably cooperate with such other party in the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in any way, then such settlement shall require the indemnified party's prior written consent (not to be unreasonably withheld or delayed) and the indemnified party may, at its sole cost and expense, have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

        8.4  EXCEPT AS SPECIFIED IN THIS AGREEMENT, INCLUDING ALL EXHIBITS HERETO, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

9.    LIMITATION OF LIABILITY

        9.1  EXCEPT AS SET FORTH IN SECTIONS 9.3 AND 9.4, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT

(INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        9.2  EXCEPT AS SET FORTH IN SECTIONS 9.3, 9.4 AND 9.5 AND EXCEPT IN THE EVENT OF A CLAIM ARISING UNDER SECTION 8.2 ("WARRANTY AND INDEMNITY") WHICH SHALL BE UNLIMITED, THE LIABILITY OF EACH PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND SHALL NOT EXCEED, IN THE AGGREGATE THE SUM OF [*].

        9.3  In the event of a breach by either party of Section 2.1(a) or 2.1(b) ("Promotion; Exclusivity"), the maximum liability of each party for damages, however arising, whether based on breach of contract, tort (including negligence) or otherwise, shall not exceed [*].

        9.4  In the event of a breach by either party of Sections 4.3(a), 6.5 and 7, the maximum liability of each party for damages whether based on breach of contract, tort (including negligence) or otherwise, shall not exceed the greater of [*] or actual direct damages. Notwithstanding the foregoing, in no event shall either party be liable to the other for claims arising under Sections 4.3(a), 6.5, or 7 of this Agreement and 7.4 of the Master Promotion Site Agreement in excess of the limits set forth in this Section 9.4.

        9.5  In the event of a breach by eBay of Section 2.1(c), the liability of eBay for damages or alleged damages, whether in contract, tort (including negligence) or otherwise is limited to, and shall not exceed, in the aggregate the sum of [*]in actual direct damages.

10.  [*]

11.  MISCELLANEOUS

        11.1    Equitable Relief; Dispute Resolution.    The parties agree that any breach of either of the parties' obligations regarding Marks, Content, intellectual property and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of any such obligations, the aggrieved party shall be entitled to seek injunctive and other equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For such purpose, the parties consent to venue in the federal and state courts of the county of Santa Clara, California. In the event of disputes between the parties arising from or relating to the subject matter of this Agreement other than disputes relating to Marks, Content, intellectual property and/or confidentiality, the parties shall first attempt to resolve the dispute through good faith negotiation. If any such dispute cannot be so resolved, any cause of action arising under this Agreement shall be brought exclusively in a court in Santa Clara County, California.

        11.2    Assignment; Change of Control.    Neither party may assign this Agreement, in whole or in part, without the other party's prior written consent. Any attempt to assign this Agreement other than as permitted by the preceding sentence shall be null and void. FairMarket shall provide eBay with sixty (60) days written notice prior to any assignment or Change of Control (defined below), provided, that if FairMarket becomes aware of a Change of Control less than sixty (60) days prior to such Change of Control, FairMarket will notify eBay of such Change of Control within three (3) days of becoming aware thereof. By providing written notice, eBay may elect to terminate this Agreement during the ninety (90) day period following a Change of Control of FairMarket, by providing written notice to FairMarket during such window and which termination shall be effective thirty (30) days following delivery of the notice. "Change of Control" means any Ownership Change Event or a series of related Ownership Change Events (collectively, the "Transaction") wherein FairMarket's shareholders immediately preceding the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of FairMarket's voting stock or other voting interests immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the corporation or corporations to which substantially all of FairMarket's assets or stock were transferred, as the case may be. An "Ownership Change Event" occurs if any of the following occur: (a) the direct or indirect sale or exchange in a single series of related transactions by FairMarket's shareholders or other ownership interest holders of more than fifty percent (50%) of its voting stock or other voting interests; (b) a merger or consolidation in which FairMarket is a party; (c) the sale, exchange or transfer of all or substantially all of FairMarket's assets; or (d) a liquidation or dissolution of FairMarket. However, an Ownership Change Event does not occur as a result of any transaction or series of transactions that are effected solely in connection with a (i) re-incorporation, or (ii) a reorganization, re-capitalization or similar financing not in connection with the sale of all or substantially all of FairMarket's assets or stock or other ownership interests.

        11.3    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to its conflicts of law rules.

        11.4    Notice.    Any notice under this Agreement shall be (a) in writing, (b) delivered by personal delivery, overnight courier of national reputation, confirmed facsimile or certified or registered mail, return receipt requested, and (c) deemed given upon personal delivery, one (1) business day after deposit with such courier, upon confirmation of receipt of facsimile or five (5) business days after deposit in the U.S. mail. Notices shall be sent to a party at its address set forth in the first paragraph of this Agreement or facsimile number set forth below or otherwise as that party may specify in writing pursuant to this Section, directed as follows.

In the case of eBay: Fax No.: 408-376-7514 Attn: General Counsel Copy to:	In the case of FairMarket: Fax No.: 781-935-7617 Attn: Chief Financial Officer General Counsel

        11.5    Publicity.    Without limiting the provisions of, but subject to the provisions of, Section 7 ("Confidentiality"), neither party will make any public statement regarding the existence or the terms of this Agreement without the other party's prior written approval, which may be withheld. Notwithstanding the foregoing, the parties agree to jointly or simultaneously announce the existence of this Agreement on the Effective Date, which announcement may include quotes from each party's executives; provided, that if the parties are unable to agree on the text of such press release, FairMarket shall nonetheless have the right to issue a press release with respect to this Agreement in accordance with and subject to the provisions of Section 7.2.

        11.6    No Agency.    The parties are independent contractors and shall have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement shall not be construed to create or imply any partnership, agency or joint venture between FairMarket and eBay.

        11.8    Force Majeure.    Any delay in or failure of performance by either party under this Agreement (other than eBay's payment obligations hereunder) caused by any occurrence beyond the reasonable control of such party, including but not limited to acts of God, power outages, wars and other hostilities, terrorist acts, industrial disputes and governmental restrictions, shall not be considered a breach of this Agreement and shall not give rise to a Trigger Event under clause (a) of Section 10.2, and such performance shall be excused, for the number of days such occurrence reasonably prevents performance, but in no case s beyond one (1) month.

        11.9    Miscellaneous.    If any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of this Agreement shall remain in full force and effect. Any failure or delay by either party to enforce any right under this Agreement shall not at any time constitute a waiver of such right or any other right, shall not modify the rights or obligations of either party under this Agreement, and shall not constitute a waiver of such right or any other right in the future. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement, including all Exhibits, the letter agreement of even date herewith between the parties (the "Letter Agreement"), the Master Promotion Site Agreement and the JDAs are the complete agreement between the parties with respect to, and supersede all prior agreements and communications (written and oral) regarding, the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        WITNESS the due execution hereof effective as of the Effective Date.

EBAY INC.		FAIRMARKET, INC.
By:	/s/ BRIAN COWLEY Name: Brian Cowley Title: Vice President	By:	/s/ JANET SMITH Name: Janet Smith Title: Chief Financial Officer